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                                  EXHIBIT 99.1

                                 PRESS RELEASE

Monadnock Bancorp, Inc.                                   603.924.9654
1 Jaffrey Road                                            www.monadnockbank.com
Peterborough, NH 03458

                             FOR IMMEDIATE RELEASE
                             ---------------------

For Additional Information Contact:
Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654 kbetz@monadnockbank.com

        Monadnock Bancorp, Inc. Announces Third Quarter and YTD Results

Peterborough, New Hampshire - October 19, 2007 - Monadnock Bancorp, Inc. (over-the-counter bulletin board: MNKB), the holding company for Monadnock Community Bank announced net income for the three and nine months ended September 30, 2007 of $35,000 and $89,000, respectively, compared with net income of $36,000 and $66,000 for the three and nine months ended September 30, 2006. Basic and diluted earnings per share were $.03 and $.07 for the three and nine months ended September 30, 2007, respectively, compared with $.03 and $.05 for the three and nine months ended September 30, 2006, respectively. Earnings per share on a basic and fully diluted method have been restated by the exchange ratio computation of 1.3699 as a result of our second step offering which was completed on June 28, 2006. Book value per share and tangible book value per share were $7.57 and $7.41, respectively, at September 30, 2007 compared with $7.48 and $7.31, respectively, at December 31, 2006.

The decrease in earnings for the three months ended September 30, 2007 compared with the same period a year earlier was primarily attributable to the Federal Home Loan Bank "FHLB" dividend schedule. The FHLB of Boston declared and paid a half year dividend in the third quarter of 2006 rather than a quarterly dividend in each of the second and third quarters of 2006. The decrease was also the result of an increase in noninterest expense of $61,000, an increase in the provision for loan losses of $14,000, an increase in income tax expense of $13,000 and a decrease in noninterest income of $5,000, partially offset by an increase in net interest and dividend income of $91,000.

The increase in earnings for the nine months ended September 30, 2007 compared with the same period a year earlier was primarily attributable to an increase in net interest and dividend income of $318,000, an increase in noninterest income of $14,000, partially offset by an increase in noninterest expense of $211,000, an increase in the provision for loan losses of $46,000 and an increase in income tax expense of $51,000.

Net interest and dividend income increased $91,000, or 15.9%, to $663,000 for the three months ended September 30, 2007 compared to $572,000 for the three months ended September 30, 2006. This increase reflected a $359,000, or 29.5%, increase in interest and dividend income, and a $267,000, or 41.2%, increase in interest expense. The interest rate spread was 2.05% for the three months ended September 30, 2007 compared to 2.15% for the three months ended September 30, 2006 and 2.04% for the three months ended June 30, 2007. The net interest margin for the three months ended September 30, 2007 was 2.61% compared to 2.75% for the three months ended September 30, 2006 and 2.64% for the three months ended June 30, 2007. The impact of the delay in the declaration of the FHLB dividend noted above in 2006 resulted in an increase in the interest rate spread and net interest margin of 7 and 8 basis points, respectively, for the quarter ended September 30, 2006. The decrease in the interest rate spread for the three months ended September 30, 2007 compared with the same period a year earlier was also due to a change in the mix of assets to lower yielding investment securities as a result of our increasing the average balance of interest earning assets by $18.5 million during this period. In addition, the change in the mix of liabilities to more interest rate sensitive products such as time certificates and FHLB advances resulted in net interest margin compression for the quarter ended September 30, 2007 when compared with the quarter ended September 30, 2006.

Net interest and dividend income increased $318,000, or 20.2%, to $1.9 million for the nine months ended September 30, 2007 compared to $1.6 million for the nine months ended September 30, 2006. This increase reflected a $1.2 million, or 35.1%, increase in interest and dividend income, and a $837,000, or 48.9%, increase in interest expense. The interest rate spread was 2.05% for the nine months ended September 30, 2007 compared to 2.26% for the nine months ended September 30, 2006. The net interest margin for the nine months ended September 30, 2007 was 2.62% compared to 2.70% for the nine months ended September 30, 2006. The decrease in the interest rate spread for the nine months ended September 30, 2007 compared with the same period a year earlier was also due to a change in the mix of assets to lower yielding investment securities as a result of our increasing the average balance of interest earning assets by $18.7 million during this period. In addition, the change in the mix of liabilities to more interest rate sensitive products such as time certificates and FHLB advances resulted in net interest margin compression for the nine months ended September 30, 2007 when compared with the nine months ended September 30, 2006.

Noninterest income decreased $5,000 for the three months ended September 30, 2007 when compared with the three months ended September 30, 2006 as a result of a decrease in fees collected on the Bank's overdraft privilege program.

Noninterest income increased $14,000, or 6.8%, to $219,000 for the nine months ended September 30, 2007 from $205,000 for the nine months ended September 30, 2006. The increase was primarily attributable to net gains on sales of available-for-sale securities of $16,000 for the nine months ended September 30, 2007 compared with no gain on sales for the same period in 2006.

Noninterest expense increased $61,000, or 10.4% to $649,000 for the three months ended September 30, 2007 compared with $588,000 for the three months ended September 30, 2006. Salaries and employee benefits expense increased $35,000 from $314,000, or 53.4%, of total noninterest expense for the three months ended September 30, 2006 to $349,000, or 53.8%, of total noninterest expense for the three months ended September 30, 2007. This increase in salaries and employee benefits expense resulted from an increase in staffing for the commercial lending area, normal salary increases, increases related to stock benefit plans as well as a decrease in the deferrals of loan origination costs. Other increases in noninterest expense related primarily to a $14,000 increase in marketing expenses and a $7,000 increase in professional fees.

Noninterest expense increased $211,000, or 12.5% to $1.9 million for the nine months ended September 30, 2007 compared with $1.7 million for the nine months ended September 30, 2006. Salaries and employee benefits expense increased $141,000 from $859,000, or 51.0%, of total noninterest expense for the nine months ended September 30, 2006 to $1.0 million, or 52.8%, of total noninterest expense for the nine months ended September 30, 2007. This increase in salaries and employee benefits expense resulted from an increase in staffing for the commercial lending area, normal salary increases, increases related to stock benefit plans and a decrease in the deferrals of loan origination costs. Other increases in noninterest expense primarily related to a $28,000 increase in professional fees, $18,000 increase in marketing expenses and a $29,000 increase in other expenses related to enhanced internet security and certain one time non-recurring expenses.

Total assets increased $9.1 million, or 9.5%, to $105.3 million at September 30, 2007 compared with $96.2 million at December 31, 2006. Our net loan portfolio grew by $6.7 million, or 12.5%, to $60.4 million at September 30, 2007 from $53.7 million at December 31, 2006. Loan growth during the first nine months of 2007 was primarily concentrated in commercial real estate lending and one- to four-family residential lending which grew $3.2 million and $3.1 million, respectively. Total deposits increased $5.8 million, or 9.4%, to $67.2 million at September 30, 2007 from $61.4 million at December 31, 2006. The largest increase was in time deposits, NOW accounts and demand deposit accounts which increased $4.3 million, $929,000 and $849,000, respectively. The increase in time deposits was the direct result of our marketing initiatives in this area as well as paying competitive rates on this product. The increase in NOW and demand deposit accounts was primarily due to several large deposit accounts at September 30, 2007.

Total nonperforming assets increased $328,000 to $388,000 or 0.37% of total assets at September 30, 2007 compared with $60,000 or 0.06% of total assets at December 31, 2006. The nonperforming assets carry a guarantee by the United States Small Business Administration covering $164,000 and $51,000 of the balance outstanding, respectively, at September 30, 2007 and December 31, 2006. The increase in nonperforming assets for the nine months ended September 30, 2007 was primarily due to two commercial loan relationships.

As of September 30, 2007, the Company had repurchased 50,000 shares of common stock for $332,800, or a weighted average per share price of $6.66.

President and Chief Executive Officer William M. Pierce, Jr. said, "We are pleased with the results of the repurchase program and to report solid growth in our loan and deposit portfolios for 2007. We will continue to focus on the strategic objectives of maintaining a community focus in the areas we serve, providing a high quality of service to our customers and diligently working to improve our franchise and shareholder value." For additional information visit www.monadnockbank.com.

FORWARD-LOOKING STATEMENTS:
Statements contained in this news release that are not historical facts may constitute "forward-looking statements" (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, economic conditions in the state of New Hampshire and Massachusetts, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.